Certain portions of the exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) is made as of February 22nd, 2024 (the “Effective Date”) by and between BioHarvest Sciences Inc., a Canadian company with a place of business at [ •] (“BioHarvest”) and [ NAME REDACTED], dba [NAME REDACTED] a company incorporated under the laws of [JURISDICTION REDACTED], with a place of business at [ADDRESS REDACTED J (“Partner”). BioHarvest and Partner are each herein referred to as a “Party” or, collectively, as the “Parties”.

WHEREAS BioHarvest has developed and is the owner of the Botanical Synthesis Open Platform (the “BSOP”); The platform performs the botanical synthesis of plants in order to produce consistent and patentable botanical compositions that can be applied for nutrition, nutraceuticals, cosmeceuticals, and pharmaceuticals. The botanical synthesis process is based on growing the cells of the plant in industrial scale bioreactors without growing the plant itself;

WHEREAS Partner would like to engage BioHarvest to utilize its BSOP for the purpose of developing a single plant cell culture/line (per the attached Phase I SOW). The resulting cell culture will contain a unique botanical composition that can predict the future industrial scale values of its components; and

WHEREAS, the Parties wish to define the relationship between them in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

The following capitalized terms have the meanings set forth below:

1.1 “Affiliate” means, with respect to a person or entity, any other person or entity now or hereafter controlled by, controlling or under common control with the first person or entity, for so long as such control exists, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of more than 50% of the equity securities (or other equivalent interests), or of the majority of the voting rights, of the subject entity, by contract or otherwise.

1.2 “Background IP” means with respect to each of BioHarvest or Partner, all Intellectual Property Rights which are solely owned ( or duly licensed) and/ or controlled by such Party and which existed prior to the engagement between Bio Harvest and Partner hereunder, or result from activities that are not part of the work under this Agreement and any SOW hereunder, or does not use or incorporates the other Party’s Intellectual Property Rights.

1.3 “Intellectual Property Rights” means all proprietary or other rights in and to: (i) patents and patent applications, including any additions, continuations, continuations-in-part, divisions, reissues, reexaminations, renewals or extensions based thereon; (ii) inventions (whether or not patentable), discoveries and improvements; (iii) copyrights, moral rights and similar rights in works of authorship, including documentation and computer programs in either source or executable code; (iv) rights in Know-How; (v) trademarks, trade names, designs, logos and trade dress; (vi) database rights, topography rights and other rights in semiconductor chips; and (vii) analogous rights under the laws of any jurisdiction worldwide; as well as any and all improvements, enhancements, derivative works, customizations, modifications, updates and upgrades to any of the aforementioned, if and as applicable.

1.4 “Know-How” means any trade secret, technology, method of manufacture, specifications, designs, drawings, or other information that is owned by either Party at any time or is created or arises during the conduct of the development pursuant to the SOW.

2. GENERAL

2.1 Partner intends to engage BioHarvest for the purpose of developing a botanical composition/s with components values that have the ability to predict those of a final product that can be further produced (after the completion of Phases II and III, as defined below) at large scale, should Partner elect to do so using BioHarvest’s BSOP.

2.2 The collaboration between the Parties would involve three (3) different development phases, defined as Phase I, Phase II and Phase III.

2.3 By signing this Agreement Partner commits to engage BioHarvest in connection with Phase I only. Partner may, in its sole discretion, elect to engage Bio Harvest in additional Phases, under additional SOW’s to be agreed upon, provided that BioHarvest shall not be committed to advance to additional Phase(s) unless Partner has notified BioHarvest that it wishes to do so within no later than 60 days after the successful completion of the previous Phase.

3. DEVELOPMENT EFFORTS

3.1 Phase I Development Activities. The Parties hereby agree to work in good faith to develop botanical compositions in accordance with the Statement of Work attached hereto as Exhibit A (the “Phase I SOW”). The Parties’ roles and responsibilities in connection with the development, the expected timing for the completion of the development, the materials that should be provided by Partner to BioHarvest, the BioHarvest deliverables and certain other terms and conditions related to the development efforts are set forth in the Phase I SOW.

3.2 Additional SOW’s. Upon successful completion of the work under the Phase I SOW, the Parties may agree to move forward to Phase II and Phase III, each of which shall be covered by an additional agreed-upon SOW that will be subject to the general terms and conditions of this Agreement and will be added as additional Exhibits hereunder.

3.3 Account manager: BioHarvest will designate an account manager who will periodically communicate with Partner and coordinate any activities under all signed SOW’s.

4. CONSIDERATION

4.1 In consideration for the performance of the Services, BioHarvest shall be entitled to receive a fee as specified in the relevant SOW. The fee for the Phase I SOW shall be [AMOUNT REDACTED]

(the “Fee”), payable within no later than 7 days from the date hereof. 4.2 All payments shall be made against proper invoices in accordance with applicable law.

4.3 Partner shall deduct at source any and all taxes as shall be due according to applicable law, unless BioHarvest provides written certification from the applicable Tax Authorities stating otherwise.

4.4 BioHarvest shall solely bear all taxes and duties due with respect to the services in applicable SOW and undertakes to pay all such taxes and duties.

4.5 [PAYMENT TERM REDACTED].

5. TERM AND TERMINATION

5.1 Term. This Agreement will begin on the Effective Date and will continue for a period of 3 years.

5.2 Termination for Material Breach. Either Party may terminate the Agreement (including any SOW) if the other Party is in material breach of the Agreement or any SOW and has failed to cure that breach (if curable) within fourteen (14) days after the non-breaching Party’s written notice thereof.

5.3 Other Termination. Either Party may terminate this Agreement (including any SOW) immediately upon written notice to the other Party if the other Party: (i) makes an assignment in violation of this Agreement; (ii) ceases to carry on its business, liquidates or dissolves its business or disposes of a substantial portion of its assets; (iii) becomes insolvent or makes an assignment for the benefit of creditors; or (iv) voluntarily or involuntarily becomes the subject of any proceeding relating to bankruptcy, insolvency, receivership, liquidation or other similar proceeding.

5 .4 Effect of Termination. Upon receipt of such termination notice, with our without cause, BioHarvest will immediately cease all services and act in accordance with the Partner’s instructions and take necessary steps to wind down work in progress in an orderly fashion and in full compliance with all applicable regulatory and governmental requirements. In addition, the Partner will be charged only for the actual services which already incurred by BioHarvest up to the date of termination and the necessary costs for activities that are required to terminate the services in accordance with applicable laws and regulations. Upon termination or expiration of the Agreement for any reason, Sections 4-7, 11 and 12 will survive. After expiration or termination of the Agreement, each Party will, upon the request of the other Party, return or destroy, at the election of the other Party (and provide certification of such destruction, if applicable) all Confidential Information of the other Party in its possession at the time of expiration or termination.

6. INTELLECTUAL PROPERTY RIGHTS; EXCLUSIVE LICENSE

6.1 Ownership of Background IP. Each of BioHarvest and Partner shall retain ownership of its Background IP and nothing contained in this Agreement shall be construed as resulting in the assignment or transfer of any Background IP.

6.2 All materials, documents and information supplied by Partner to BioHarvest pursuant to the work rendered under this Agreement or any SOW, shall be the sole and exclusive property of the Partner and the Partner shall have the right to use all such materials in any way deemed by the Partner to be necessary or advisable either directly, or through agents, or otherwise, without any further payment to the

BioHarvest.

6.3 Partner and BioHarvest agree that any BioHarvest Background IP which are used, improved, modified or developed by BioHarvest under the terms of this Agreement are the product of BioHarvest’s technical expertise possessed and developed by BioHarvest prior to or during the performance of any SOW and are the sole and exclusive property of BioHarvest. The Parties further agree that the Botanical Compositions (as defined below) which result from the work performed under any SOW shall be jointly owned by both Parties, with each Party having a free unlimited right to use sch Botanical Compositions, without having to account to the other Party.

6.4 Notwithstanding Section 6.3 above, to the extent that BioHarvest refunds Partner the Fee according to Section 4.5 above or to the extent that Section 12.5 below applies, Partner shall have no further rights to the Botanical Compositions, and such Botanical Compositions would be solely owned by BioHarvest.

6.5 Reservation of Rights. All rights not expressly granted by either Party to the other Party hereunder are expressly reserved by the Party holding such rights. No licenses are granted by one Party to the other Party other than the licenses expressly granted in this Agreement.

7. CONFIDENTIAL INFORMATION

The confidentiality obligations of the Parties hereto with respect to all Confidential Information (as defined in the NDA) shall be as set forth in the Non-Disclosure Agreement signed by the Parties on [•] (“NDA”) and the confidentiality obligations thereunder shall apply with respect to this Agreement.

8. NON-EXCLUSIVE RELATIONSHIP

The collaboration between the Parties under this Agreement shall be on a non-exclusive basis, and nothing in this Agreement shall in any manner limit, restrict or preclude either Party from developing any technology or pursuing opportunities with a third party or independently.

9. COMPLIANCE WITH LAW; REGULATORY

Partner and BioHarvest will each comply with all applicable national, state and local laws, ordinances, regulations and rules for the performance of their respective responsibilities and obligations under this Agreement, including applicable anti-bribery laws. The Parties will cooperate and provide reasonable assistance in obtaining any regulatory approvals, licenses, registrations and permits as may be required to perform any obligations under this Agreement. To the extent legally permissible, each Party will notify the other Party, as soon as reasonably practicable, if it becomes the subject of a government audit or investigation concerning the deliverables supplied under this Agreement.

10. REPRESENTATIONS AND WARRANTIES

10.1 Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing, and has full and adequate power and authority to enter into this Agreement, to grant the rights granted to the other Party hereW1der and in any Exhibit and to perform its obligations hereunder and in any Exhibit; (ii) the execution, delivery and performance of this Agreement by such Party and the performance by such Party of the transactions contemplated in this Agreement have been duly and validly authorized by all necessary action, corporate or otherwise, on its part, and this Agreement constitutes the valid, legal and binding obligation of such Party; and (iii) such Party is not and will not be subject to any agreement or other constraint that does, would or with the passage of time would prohibit, conflict with or restrict such Party’s right or ability to enter into or carry out its obligations hereunder.

10.2 BioHarvest represents, warrants and undertakes that it shall perform the services set forth in any SOW in a faithful, diligent, and professional manner using reasonable care and skill, provided that no assurance is made that the development efforts under any SOW shall be successful or meet any intended results.

10.3 BioHarvest represents, warrants and undertakes it obtains any licenses and/or permits and/or authorizations required to fulfill its duties and works under this Agreement and any SOW.

11. LIABILITY

11.1 TO THE FULLEST EXTENT PERMISSIBLE BY LAW NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT, FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES OF ANY KIND, OR ANY LOSS OF PROFITS, LOSS OF REPUTATION OR LOSS OF GOOD WILL, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. IN ADDITION, EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER SHALL BE LIMITED TO THE AGGREGATE AMOUNTS PAID (OR PAYABLE) BY PARTER UNDER ALL SOW’S. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO DAMAGES DUE TO ANY PARTY’S WILLFUL MISCONDUCT, BODILY INJURIES, OR BREACH OF CONFIDENTIALITY OBLIGATIONS.

12. GENERAL

12.1 Independent Contractor. The relationship of Bio Harvest and Partner established by this Agreement is that of independent contractors. No Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party without the express consent of such other Party.

12.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) when delivered, if sent by personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile (with electronic conformation of delivery) on a business day and during normal business hours of the recipient, and otherwise on the first business day in the place of recipient, (iii) five (5) business days after having been sent, if sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with an internationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written confirmation of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

12.3 No Joint Venture. Nothing contained in this Agreement shall constitute a joint venture by the Parties. Neither Party shall have the right to contract on behalf of or bind the other Party or make any commitment, representation or warranty for or on behalf of the other Party.

12.4 Use of Trademarks and Logos. Without derogating from any other agreement between the

Parties, neither Party shall use the other Party’s trademarks, service marks, graphic symbol, logo or icon on or in connection with websites, products, packaging, manuals,

12.5 Assignment. Neither Party may assign its rights, interests and obligations under this Agreement without the prior written consent of the other Party, which will not be unreasonably withheld; provided that each Party shall have the right to assign its rights, interests and obligations under this Agreement and any Exhibit without the prior written consent of the other Party to (i) an Affiliate; or (ii) in connection with a merger or the sale of all or substantially all of the assigning party’ assets or stock on the condition that such assignment shall be solely to the acquirer or purchaser of the assigning party and such acquirer or purchaser must assume the assigning party’s obligations under this Agreement to the other party. In the event that Partner wishes to assign this Agreement to a third party, BioHarvest may in its sole discretion, during a period of 60 days after request by Partner to assign this Agreement, to refund Partner the Fee, in which event Section 6.4 shall apply.

12.6 Entire Agreement. This Agreement and any Exhibit, together with the side letter entered into between the Parties on the Effective Date, contain the entire agreement of the Parties regarding the subject matter described herein, and all other promises, representations, understandings, arrangements and prior agreements related thereto are merged herein and superseded hereby. The provisions of this Agreement may not be amended except by an agreement in writing signed by authorized representatives of both Parties.

12.7 Interpretation. In the event of any ambiguity or discrepancy between the provisions of this Agreement and the SOW, the provisions of the SOW shall prevail.

12.8 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any suit or proceeding in connection with, arising out of or relating to, this Agreement shall be instituted exclusively and only in a court of law located in, New York, USA, and the parties hereby irrevocably agree and submit to the jurisdiction and venue of any such proceeding, and agree that service of process may be effected in the same manner notice is given hereunder.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument. Counterparts may also be delivered by facsimile or email transmission (in pdf format or the like, or signed with docusign, e-sign or any similar form of signature by electronic means)

[Signature Page to Follow]

IN WITNESS WHEREOF, BioHarvest and Partner have each caused this Agreement to be signed and delivered by its duly authorized officer as of the Effective Date, in one or more counterparts.

BIOHARVEST SCIENCES INC.	[NAME REDACTED]
By: “Ilan Sobel”	By: “Signed”
Printed: Ilan Sobel	Printed: [NAME REDACTED]
Title: CEO	Title: President
Date: 02/23/24	Date: 22nd February 2024

EXHIBIT A

Phase I SOW

[STATEMENT OF WORK REDACTED]